As filed with the Securities and Exchange Commission on November 7, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GROUPON, INC.

(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-0903295 (I.R.S. Employer Identification Number)

600 West Chicago Avenue, Suite 620 Chicago, Illinois (Address of Principal Executive Offices)	60654 (Zip Code)

Groupon, Inc. 2011 Incentive Plan

Groupon, Inc. 2010 Stock Plan

Groupon, Inc. 2008 Stock Option Plan

(Full title of the plan)

Andrew D. Mason

Chief Executive Officer

Groupon, Inc.

600 West Chicago Avenue, Suite 620

Chicago, Illinois 60654

(Name and address of agent for service)

(312) 676-5773

(Telephone number, including area code, of agent for service)

copies to:

David R. Schellhase, Esq. General Counsel Groupon, Inc. 600 West Chicago Avenue, Suite 620 Chicago, Illinois 60654 (312) 676-5773	Steven J. Gavin, Esq. Matthew F. Bergmann, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.0001 par value per share
2011 Incentive Plan	52,106,180 shares(2)	$20.00	(3)	$1,042,123,600	$119,427.36
2010 Stock Plan	11,146,268 shares(4)	$20.00	(3)	$222,925,360	$25,547.25
2010 Stock Plan	5,094,898 shares(5)	$2.28	(6)	$11,616,367.44	$1,331.24
2008 Stock Option Plan	12,841,920 shares(7)	$0.66	(8)	$8,475,667.20	$971.31
Total	81,189,266 shares			$1,285,140,994.64	$147,277.16

(1)                                  In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $0.0001, which may be issued pursuant to the Groupon, Inc. 2011 Incentive Plan (the “2011 Plan”), the Groupon, Inc. 2010 Stock Plan (the “2010 Plan”), and the Groupon, Inc. 2008 Stock Option Plan (the “2008 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(2)                                  Represents 52,106,180 shares available for future issuance under the 2011 Plan, 2,106,180 shares of which remained available for future awards under the 2010 Plan prior to the Registrant’s initial public offering and are now available for issuance under the 2011 Plan.  In addition to the 52,106,180 shares registered directly under the 2011 Plan, to the extent that awards outstanding under the 2010 Plan as of the date of this registration statement expire or are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares subject to such awards will be available for future issuance under the 2011 Plan.

(3)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based upon the initial public offering price of $20.00 per share as set forth on the cover of the Registrant’s Prospectus dated November 3, 2011 relating to its initial public offering.

(4)                                  Represents shares available for future issuance under outstanding awards (other than stock options) under the 2010 Plan as of the date of this registration statement.  Any such shares which expire or are forfeited, cancelled, surrendered or terminated without issuance of shares will be available for future issuance under the 2011 Plan (see footnote 2 above).

(5)                                  Represents shares subject to outstanding stock option awards under the 2010 Plan as of the date of this registration statement.

(6)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based upon the weighted average exercise price per share for outstanding stock option awards under the 2010 Plan.

(7)                                  Represents shares subject to outstanding stock option awards under the 2008 Plan as of the date of this registration statement.

(8)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based upon the weighted average exercise price per share for outstanding stock option awards under the 2008 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We shall send or give to each participant in the 2011 Plan, the 2010 Plan, and the 2008 Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Groupon, Inc., a Delaware corporation (“Groupon” or the “Registrant”), with the Commission are incorporated by reference in this Registration Statement:

(a) Groupon’s Prospectus filed with the Commission on November 7, 2011 pursuant to Rule 424(b) under the Securities Act relating to Groupon’s Registration Statement on Form S-1, as amended (Registration No. 333-174661); and

(b) The description of Groupon’s Class A common stock, par value $0.0001, contained in Groupon’s Registration Statement on Form 8-A filed with the Commission on November 1, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by Groupon pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by Groupon under Items 2.02 or 7.01 of any current report on Form 8-K that Groupon may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware General Corporation Law

Groupon is incorporated under the laws of the State of Delaware. the Registrant’s amended and restated certificate of incorporation and by-laws each provide for the indemnification of Groupon’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated by-laws provide that:

•                  The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•                  The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•                  The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•                  The Registrant will not be obligated pursuant to the the Registrant’s amended and restated by-laws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•                  The rights conferred in the the Registrant’s amended and restated by-laws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•                  The Registrant may not retroactively amend the by-law provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Indemnification Agreements

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General

Corporation Law and certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities. These indemnification provisions and the indemnification agreements entered into between the Registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Groupon, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.2	Amended and Restated By-Laws of Groupon, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.3	Specimen Class A common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.4	Groupon, Inc. 2008 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.5	Groupon, Inc. 2010 Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.6	Groupon, Inc. 2011 Incentive Plan (incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of Ernst & Young, LLP for Groupon, Inc.

23.2	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.

23.3	Consent of Ernst & Young ShinNihon LLC.

23.4	Consent of Ernst & Young LLP for Ludic Labs, Inc. and Goodrec, Inc.

23.5	Consent of Winston & Strawn LLP (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

Item 9.  Undertakings.

Groupon hereby undertakes:

(a)(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Groupon pursuant to Section 13 or Section 15(d) of the Exchange Act.

(a)(2)       That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b)           Groupon hereby undertakes that, for purpose of determining any liability under the Securities Act,  each filing of Groupon’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Groupon pursuant to the foregoing provisions, or otherwise, Groupon has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Groupon in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Groupon will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois on this 7th day of November, 2011.

GROUPON, INC.
By:
/s/ Andrew D. Mason
Andrew D. Mason
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Andrew D. Mason and Jason E. Child his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew D. Mason	Chief Executive Officer (Principal	November 7, 2011
Andrew D. Mason	Executive Officer)

/s/ Jason E. Child	Chief Financial Officer (Principal Financial	November 7, 2011
Jason E. Child	Officer)

/s/ Joseph M. Del Preto	Chief Accounting Officer (Principal	November 7, 2011
Joseph M. Del Preto	Accounting Officer)

/s/ Peter J. Barris	Director	November 7, 2011
Peter J. Barris

/s/ Kevin J. Efrusy	Director	November 7, 2011
Kevin J. Efrusy

/s/ Mellody Hobson	Director	November 7, 2011
Mellody Hobson

/s/ Bradley A. Keywell	Director	November 7, 2011
Bradley A. Keywell

/s/ Eric P. Lefkofsky	Director	November 7, 2011
Eric P. Lefkofsky

/s/ Theodore J. Leonsis	Director	November 7, 2011
Theodore J. Leonsis

/s/ Howard Schultz	Director	November 7, 2011
Howard Schultz

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of Groupon, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.2	Amended and Restated By-Laws of Groupon, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.3	Specimen Class A common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.4	Groupon, Inc. 2008 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.5	Groupon, Inc. 2010 Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

4.6	Groupon, Inc. 2011 Incentive Plan (incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1, file number 333-174661).

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of Ernst & Young, LLP for Groupon, Inc.

23.2	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.

23.3	Consent of Ernst & Young ShinNihon LLC.

23.4	Consent of Ernst & Young LLP for Ludic Labs, Inc. and Goodrec, Inc.

23.5	Consent of Winston & Strawn LLP (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).